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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 4/A

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person

     Laskowski                       Jan                             W.
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        (Last)                      (First)                        (Middle)

                            10-16 Marszatkowska M.6
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                                   (Street)

        Warsaw                      Poland                            00-102
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  CEDC
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an Entity (voluntary)

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4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)   6/10/01
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

       ----------------------------------------------------------------

7.  Individual or Joint/Group filing (Check applicable line)

    [X] Form filed by one Reporting Person
    [_] Form filed by more than One Reporting Person

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          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------
 Derivative Acquired
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Securities
    Security (Instr. 3)               sion or             action              tion Code              (A) or disposed
                                      Exercise            Date                (Instr. 8)             or (D)
                                      Price of            (Month/                                    (Instr. 3, 4, and 5)
                                      Deriv-              Day/
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code V  (A)   (D)
-----------------------------------------------------------------------------------------------------------------------------
CEDC Stock Options                     $ 3.79            4/30/01                V A                         1,500
CEDC Stock Options                     $ 5.04            5/1/01                 V A                         3,500

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
                          Nature of indirect
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable           Underlying Securities        of          of Deriv-        ship          ture
                                 Beneficial and    (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Expiration                                     ative       Secur-           of De-        direct
                                 Date                                           Secur-      ities            rivative      Bene-
                                 Ownership                                      ity         Bene-            Security;     ficial
                                 (Month/day/year)                               (Instr.     ficially         Direct (D)    ship
                                 (Instr. 4)
                               --------------------------------------------     5)          Owned            or Indirect   (Instr.
                               Date     Expira-      Title   Amount or                      at End           (1)           4)
                               Exer-    tion                 Number of                      of               Instr. (4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)

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
                                                 Common
                              4/30/01   4/30/11  Stock         1,500                         1,500                      (D)

                                                 Common
                              5/1/01    5/1/11   Stock         3,500                         3,500                      (D)

                           (Print or Type Responses)
(Form 4-07/98                                                         (Over)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   /s/ Jan Laskowski                       2/22/02
------------------------------------  ------------------
   **Signature of Reporting Person           Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.